As Filed with the Securities and Exchange Commission on April 21, 2010
Registration No. 333-153698

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Post-Effective Amendment No. 1 to

FORM F-3

REGISTRATION STATEMENT
UNDER THE
SECURITIES  ACT OF 1933

Canadian Superior Energy Inc.
(Exact name of Registrant as specified in its charter)

Alberta	Not Applicable
(Province or other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)
Suite 3200, 500 - 4th Avenue SW
Calgary, Alberta
Canada, T2P 2V6
(403) 294-1411
(Address and telephone number of Registrants' principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York, 10011
(212) 894-8940
(Name, address and telephone number
(including area code) of agent for service)

Copies to:
Christopher W. Morgan, Esq.	John J. Poetker, Esq.
Riccardo Leofanti, Esq.	Borden Ladner Gervais LLP
Skadden, Arps, Slate, Meagher & Flom LLP	1000 Canterra Tower,
222 Bay Street, Suite 1750, P.O. Box 258	400 Third Avenue S.W.
Toronto, Ontario, Canada M5K 1J5	Calgary, Alberta, Canada T2P 4H2
(416) 777-4700	(403) 232-9703

Approximate date of commencement of proposed sale of the securities to the public:  N/A.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of  the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post−effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post−effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

EXPLANATORY NOTE

Canadian Superior Energy Inc. (the "Registrant") is filing this Post-Effective Amendment No. 1 to remove from registration the resale of up to 13,125,000 of the Registrant's common shares, no par value, under the Securities Act of 1933, as amended (the "1933 Act") which were registered under a Registration Statement on Form F-3, filed with the Commission on September 26, 2008 (Commission File No. 333-153698) (the "Registration Statement").  The registered shares include 8,750,000 common shares (the "Common Shares") and up to an additional 4,375,000 common shares (the "Warrant Shares", and together with the Common Shares, the "Shares") that were issuable upon the exercise of warrants issued to selling shareholders identified in the Registration Statement (the "Selling Shareholders") on September 3, 2008 in a private placement of units consisting of common shares and warrants.

The Shares were registered for resale under the 1933 Act as required by the Registration Rights Agreement between the Registrant and the Selling Shareholders, dated August 25, 2008 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Registrant had an obligation to maintain the effectiveness of the Registration Statement until the date that was the earliest of: (i) the date as of which all of the Selling Shareholders could sell all of the Shares covered thereby without restriction pursuant to Rule 144 promulgated under the 1933 Act; (ii) the date when all of the Shares registered thereunder had been sold; or (iii) the second anniversary of the date on which the Registration Statement became effective, subject to extension if the selling shareholders’ ability to use the Registration Statement for resales had been suspended in accordance with the terms of the Registration Rights Agreement.

The Warrant Shares were not issued by the Registrant and the warrants have expired without exercise. The Common Shares may be sold without restriction pursuant to Rule 144 promulgated under the 1933 Act.  Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to remove from registration the resale of the Shares under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on April 21, 2010.

CANADIAN SUPERIOR ENERGY INC.

By:	/s/ Robb Thompson
Robb Thompson
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated, on April 21, 2010.

Signature	Title

/s/ Leif Snethun	Leif Snethun
Chief Operating Officer
(Principal Executive Officer)

/s/ Robb Thompson	Robb Thompson
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/ Marvin Chronister	Marvin Chronister
Chairman of the Board

/s/ Kerry Brittain	Kerry Brittain
Director

/s/ James Funk	Dr. James Funk
Director

/s/ James H. T. Riddell	James H. T. Riddell
Director

/s/ William Roach	Dr. William Roach
Director

/s/ Gregory Turnbull	Gregory Turnbull
Director

Richard Watkins
Director

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of the Registrant and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta, Canada on April 21, 2010.

MARVIN CHRONISTER
(Authorized Representative)

By:	/s/ Marvin Chronister
Name:	Marvin Chronister
Title:	Director

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